Exhibit 99.1

[TPO] — Tarpon Industries
2004 Haines Year-End Results and 2004 Year-End Pro Forma Update Conference Call
Thursday May 12 2005
1:00 pm ET

C: Patrick Hook; Tarpon Industries; President and COO
C: Peter Farquhar; Tarpon Industries; Chairman, CEO
P: L. Wayne Haysen(ph); Stifel Nicholas Industries; Analyst
P: Jeffrey Curt(ph);; Analyst
P: Larry Lawrence;;
P: Steven Wallach; DPC Corp.; Analyst
P: Yarev Shell(ph); Lasalle Street Securities; Analyst

+++ Presentation

Operator: All sites are now on line in a listen only mode.
(Operator Instructions).

I’ll now turn the program over to the President and Chief Operating Officer of Tarpon Industries, Mr. Pat Hook. Go ahead, sir.

Patrick Hook: Good afternoon, everyone, and thank you for joining us for our investor conference call and webcast.

I’d like to remind everyone that some of the statements in this conference call, including those concerning the future business, operating results, cash flows and financial condition of the Company, and our intent, belief or current expectations are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations as of today, May 12, 2005. Accordingly, participants on today’s call are cautioned not to place undue reliance on these forward-looking statements.

Information contained in these forward-looking statements is inherently uncertain and actual results might differ materially from those in the forward-looking statements, depending on many important factors. Factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the SEC, including, but not limited to, our Annual Report on Form 10K for fiscal year ended December 31, 2004, filed on April 15, 2005, and subsequently, amended on May 9, 2005, and our Registration Statement on Form S-1, which was declared effective February 14, 2005.

The Company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements that may be made during today’s conference call.

At this time, I will now introduce Peter Farquhar, Tarpon’s Chairman and Chief Executive Officer.

Peter Farquhar: Thank you, Pat. Ladies and gentlemen, I’d like to begin with a brief overview of the Haines Road 2004 financial information, as well as Tarpon’s 2004 unaudited pro forma financial results.

For the fiscal year ending December 31, 2004, Haines Road reported net revenues of about $15.4m, versus approximately $11.2m in 2003. Now, let me remind everyone that I am speaking in U.S. dollars, since this was a Canadian subsidiary. This represents an increase of about 38% in comparison with 2003 results. The increase is primarily due to the increase in selling price, although tons shipped increased as well, approximately 1,400 tons, or about 9%.

On a net income basis, Haines Road generated approximately $763,000 in 2004, versus a loss of approximately $116,000 during 2003. On an unaudited pro forma basis for the year ending December 31, 2004, Tarpon reported revenue of approximately $63.2m, and net income after taxes of approximately $23,000. The unaudited pro forma results assume the Company’s initial public offering of common shares and the acquisitions of EWCO and Haines closed as of January 1, 2004. It also only includes the acquisition of Steelbank from the date of acquisition in May, 2004, through the end of December, 2004.

We believe that the addition of the 2004 Haines Road financial information provides a much clearer picture of Tarpon’s 2004 unaudited pro forma financial performance, and we’re encouraged by those results. However, let’s point out some items that are material to understanding our 2004 unaudited pro forma financial results.

Our pro forma results were materially impacted by several expenses associated with our acquired companies and financing activities. First off, amortization of expense of prepaid acquisition costs, the non-cash expense of approximately $38,000. There are also professional services expenses that weren’t capitalized, approximately $283,000. There were inventory adjustments of approximately $125,000, severance costs of approximately $225,000, non-employee option expense, which is a non-cash expense, of approximately $424,000, and interest expense associated in Steelbank’s indebtedness under a factory receivable arrangement, which we no longer have, that is approximately $165,000.

In summary, we’re pleased with the acquisition of the Haines Road facility. We believe that this acquisition is complementary to our steel tubing operation. It provides an entrance into mechanical steel tubing manufacturing and thereby, further diversifies our manufactured product offering. We also believe the acquisition of Haines Road enhances our existing Steelbank steel tubing distribution business, and affords an excellent platform for growth.

In addition to the 2004 Haines Road and our 2004 pro forma financial results, I would now like to share with you some positive changes that we’ve made within our Company. As you know, in the first quarter, we hired Pat Hook as our President and Chief Operating Officer.

Subsequently, in the second quarter, we strengthened our acquisition and integration of the management team with the addition of 3 other steel industry veterans, all of whom were formerly employed by Copperweld. Tim Soy has been appointed Vice President and General Manager of Manufacturing for Eugene Welding, one of Tarpon’s subsidiaries. Barb Sacha joins Tarpon as its VP of Human Resources, Labor Relations and Investor Relations, and Pete Peronis joined the Company as Director of Integration and will assist in the integration efforts of the Company’s initial acquisitions.

I believe these individuals strengthen our organization by increasing our ability to improve our operational performance, as well as integrating and improving our existing operations. These additions will also enhance our ability to integrate our future acquisitions, which is a key part of our business strategy moving forward.

I’d like to reiterate, the Company’s long-term strategy is to become a larger and more significant manufacturer and distributor of steel tubing, steel storage racking systems and related products. Tarpon plans to grow both organically and through strategic acquisitions. We believe that the steel tubing and steel storage systems industries are highly fragmented. We actively review acquisitions opportunities in these markets. However, we don’t presently have any definitive agreements with respect to such opportunities today. As a result, there may not be a — there is no guarantee that any of these potential acquisitions will ever be consummated.

We thank you for your interest and your continued support, and I will now take questions that you may have.

+++ q-and-a

Operator: (Operator Instructions)
We have a question from L. Wayne Haysen(ph) from Stifel Nicholas Industries.

Wayne Haysen(ph): I’ve got a question. When do you expect your Q1 to be out?

Peter Farquhar: It will be out next week.

Wayne Haysen(ph): Okay. And will this include pro forma as well, or just a portion of the acquired Haines acquisition, or can you give us some insight on that?

Peter Farquhar: It will provide the full pro forma of our operation for the first quarter only.

Wayne Haysen(ph): Okay. Thank you.

Operator: It appears we have no further questions from the phone lines at this time.

Peter Farquhar: Well, thank you very much, gentlemen, and for ladies and gentlemen, if there are any other questions, I’ll wait for a minute. Otherwise, we’ll conclude the conference.

Operator: It appears we do have another question from Jeffrey Curt(ph).

Jeffrey Curt(ph): Yes, good afternoon. Could you speak — concerning the business, are you seeing material costs or any increase or any expenses from purchasing materials getting out of hand or anything?

Peter Farquhar: Jeffrey, this is Peter Farquhar. With regards to the costs, I can tell you that overall, from a steel perspective, which represents 60% or more of our costs on the tubing side, and about 50% approximately of our costs on the racking side, but we’re seeing a slight decline in steel prices. So we don’t see those costs escalating substantially.

Jeffrey Curt(ph): Do you think — have you had any pressure from customers on the sales side?

Peter Farquhar: I think it depends on markets. Obviously, in some segments, they’re a little bit more aggressive with pricing. Overall, I would say that it — based on current business conditions, it’s what we’ve expected.

Jeffrey Curt(ph): Okay. A final question, then, to kind of follow up. (Inaudible) hearing from manufacturing businesses that they’re getting — not always able to pass along raw material costs that are rising. Can you give me an idea of how much labor is as a percentage of the costs?

Peter Farquhar: I guess it varies according to our business, different big business segments. Unfortunately, we haven’t disclosed that in our filings, so I’m unable to comment on it, but it is not a significant portion in comparison to the materials.

Jeffrey Curt(ph): Okay. Thank you very much and good luck.

Peter Farquhar: Thank you.

Operator: We have a question from Larry Lawrence, a private investor.

Larry Lawrence: I’m sorry, I missed a part of this conference call. Could you kind of give me an update on what you think the future looks like as far as the financial end?

Peter Farquhar: At this time, I’m not providing guidance for the future. Perhaps in the future, we’ll provide guidance, but at this time, I’m not prepared to provide you with any guidance.

Larry Lawrence: Like any comment about the earnings that will be coming out next week?

Peter Farquhar: I will do that next week when it’s appropriate, okay? I wish I could provide you more, but with the earnings being released next week, I don’t think it’s appropriate. Thank you, Larry.

Operator: Our next question is from Steven Wallach from DPC Corp.

Steven Wallach: Good afternoon, Peter.

Peter Farquhar: Hi, Steven.

Steven Wallach: Hi. I just want to focus briefly on the issues of the selling — of your selling prices, and what I’m trying to figure out is when you say you may be seeing some pressures from the people that buy your product, is that based on competitors coming in and trying to undercut you, or is that more based on your customers looking at the prices of the various types of steel that they’re ordering, and kind of bringing it to your attention that perhaps they should be getting better prices? So is it more of them coming to you for the existing business that you have, or is it more because competitors are coming in and undercutting you?

Peter Farquhar: Well, Steven, that’s a difficult question for me to answer categorically, but in general, like other steel businesses, we’re in a competitive market and it’s basically based on supply and demand. And obviously, steel prices are a significant portion of our business. When people perceive that steel prices are declining, they tend to look for us to lower our prices as well. So we follow what’s happening in the competitive marketplace and I believe we’re holding our own.

Steven Wallach: Okay. And if you are reducing your prices a certain amount to either retain or gain business, would it be fair to say that your costs have also declined proportionately, or is there more pressure from the other end than what you’re seeing as cost reductions? And the reason why I ask that is because ultimately, that’s going to impact your bottom line, if your costs are not being reduced in proportion to what your margins are for what you’re selling it for. Is that a fair question?

Peter Farquhar: Yes, I guess it’s also a — Steven, it’s also a difficult question for me to answer. I guess we have — we have different market segments that I’ve spoken to before, but — and I think I’ve mentioned this before. When prices decline with steel on the tubing side, typically, you’ll see margins compress a little bit. When prices decline on the steel side on racking, margins have a tendency to increase. So that’s basically what we’re seeing and we’re striving to drive costs out of the business by being more efficient, as many other companies are. So I believe we’re making progress to that end, but we’ll have our release, our earnings report, out next week and it will provide you with some additional information.

Steven Wallach: Thank you.

Operator: Our next question is from Yarev Shell(ph) from Lasalle Street Securities.

Yarev Shell(ph): Yes, hi, good afternoon. This is about (inaudible) Street. When do you expect to close on the deal and what’s the status on the mortgage financing on the real estate?

Peter Farquhar: Yarev, we’re planning to consummate that real estate deal soon. We will do it sometime in May. We are finalizing our financing as we speak.

Yarev Shell(ph): All right. Thank you so much.

Peter Farquhar: Thank you.

Operator: It appears we have no further questions from the phone lines.

Peter Farquhar: Well, thank you very much, ladies and gentlemen, and I appreciate your patience and your comments. With that, we’ll end the conference.